Exhibit 21.1

New Hampshire Thrift Bancshares, Inc.

Subsidiaries of the Registrant

Subsidiary	Percentage of Ownership	State of Incorporation
Lake Sunapee Bank, fsb	100%	Incorporated under the laws of the United States
McCrillis & Eldredge Insurance, Inc.	100%	New Hampshire
NHTB Capital Trust I	100%	Delaware
NHTB Capital Trust II	100%	Connecticut
NHTB Capital Trust III	100%	Connecticut

Subsidiaries of Lake Sunapee Bank, fsb

Subsidiary	Percentage of Ownership	State of Incorporation
Lake Sunapee Group, Inc.	100%	New Hampshire
Lake Sunapee Financial Services Corp.	100%	New Hampshire